CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees
Putnam Money Market Liquidity Fund:

We consent to the use of our report dated November 10, 2009, incorporated in this Registration Statement by reference, to the Putnam Money Market Liquidity Fund, a series of Putnam Funds Trust, and to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
January 25, 2010